Exhibit 99.1

LendingTree, Inc. Completes Acquisition of QuoteWizard.com, LLC; Announces Amendment of Revolving Credit Facility

CHARLOTTE, N.C., (October 31, 2018) - LendingTree, Inc. (NASDAQ: TREE) announced today that its wholly-owned subsidiary, LendingTree, LLC, has completed the previously announced acquisition of QuoteWizard.com, LLC, one of the largest insurance comparison marketplaces in the growing online insurance advertising market. The acquisition of QuoteWizard marks LendingTree’s first official entry into the insurance vertical.

“I’m thrilled to formally welcome QuoteWizard to the LendingTree team,” said Doug Lebda, Founder and CEO of LendingTree. “Expanding LendingTree’s product portfolio through the acquisition of QuoteWizard creates an incredible opportunity to drive continued growth and deliver shareholder value by further diversifying the business, leveraging the strength of the LendingTree brand, and capitalizing on the ongoing digitalization of financial services.”

The equity purchase has a possible total consideration of $370.2 million, which consists of $300 million in cash at closing and contingent payments of up to $70.2 million, subject to achieving certain growth targets over a three-year period. The upfront payment was funded with a combination of $175 million cash on hand and $125 million borrowing against the Company’s revolving credit facility.

Expansion of Revolving Credit Facility
LendingTree, Inc. amended its Revolving Credit Facility to provide $100 million of increased borrowing capacity, bringing total borrowing capacity to $350 million. Pricing and other terms and conditions of the revolver remain unchanged.

Inducement Grants
In connection with the acquisition of QuoteWizard, on October 31, 2018, the company granted restricted stock unit awards to one hundred forty-five key employees of QuoteWizard under its 2017 Inducement Grant Plan as a material inducement to entering into employment with the company. The one hundred forty-five key employees were granted a total of 18,106 restricted stock units. These restricted stock units will vest, if at all, over three years from the date of closing with one-third of the total award amount vesting each year. The awards provide for accelerated vesting in the event of certain events. The awards were approved in accordance with NASDAQ Listing Rule 5635(c)(4), which requires a public announcement of these awards.

About QuoteWizard:
QuoteWizard.com, LLC owns and operates an insurance comparison online marketplace. The company helps consumers navigate the insurance landscape and enables easy comparison shopping. It offers personalized quotes on auto, home, renters, health, and Medicare supplement insurance. The company services clients by driving consumers to insurance companies’ websites, providing leads to agents and carriers, as well as phone transfers of consumers into carrier call centers. The company’s products include Delty, a CPC platform; Cello, a lead distribution platform; and WizardCalls, a warm transfer platform. QuoteWizard.com, LLC was founded in 2006 and is based in Seattle, WA.

About LendingTree, Inc.
LendingTree (NASDAQ: TREE) is the nation's leading online marketplace that connects consumers with the choices they need to be confident in their financial decisions. LendingTree empowers consumers to shop for financial services the same way they would shop for airline tickets or hotel stays, comparing multiple offers from a nationwide network of over 500 partners in one simple search, and can choose the option that best fits their financial needs. Services include mortgage loans, mortgage refinances, auto loans, personal loans, business loans, student refinances, credit cards and more. Through the My LendingTree platform, consumers receive free credit scores, credit monitoring and recommendations to improve credit health. My LendingTree proactively compares consumers' credit accounts against offers on our network and notifies consumers when there is an opportunity to save money. In short, LendingTree's purpose is to help simplify financial decisions for life's meaningful moments through choice, education and support.

LendingTree, Inc. is headquartered in Charlotte, NC and maintains operations solely in the United States. For more information, please visit www.lendingtree.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
The matters contained in the discussion above may be considered to be "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations or anticipations of LendingTree and members of its management team regarding the expected benefits from the acquisition. Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: the retention of key employees of QuoteWizard and the ability of LendingTree to successfully integrate QuoteWizard to achieve expected benefits; ability to effectively leverage the LendingTree brand in the insurance comparison marketplace; ability to maintain and grow key carrier relationships; ability to develop new products and services and enhance existing ones; competition; the potential effects of existing and new laws, rules or regulations; failure to maintain the integrity of systems and infrastructure through integration; and failure to adequately protect intellectual property rights or allegations of infringement of intellectual property rights. These and additional factors to be considered are set forth under "Risk Factors" in our Annual Report on Form 10-K for the period ended December 31, 2017 and in our other filings with the Securities and Exchange Commission. LendingTree undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

Investor Relations Contact:
Trent Ziegler
trent.ziegler@lendingtree.com
704-943-8294

Media Contact:
Megan Greuling
megan.greuling@lendingtree.com
704-943-8208